MACE SECURITY INTERNATIONAL, INC.
                                   Exhibit 11
                  Schedule of Computation of Primary Net Income
                                    Per Share

                                    ---------

Three Months Ended September 30,                                      Nine Months ended September 30,
--------------------------------                                      -------------------------------
     1997           1996                                                      1997          1996
     ----           ----                                                      ----          ----
7,081,666        6,825,000           Common stock outstanding at           7,081,666     6,825,000
                                         end of period

                                     Adjustment to ending shares to
                                         arrive at weighted average for
                                         the period: Shares issued to
                                         Robert D. Norman in accordance
     --               --                 with Employment Agreement(1)           --           6,788

     --               --             Shares issued in connection with         53,040          --
                                         MSP, Inc. Acquisition(2)

  136,340             --             Shares issued in connection with        163,076          --
                                         MSPR, Inc. Acquisition(3)****
---------        ---------                                               -----------   -----------

6,945,326        6,825,000           Weighted average                      6,865,550     6,818,212
=========        =========                                               ===========   ===========

$(297,219)       $(252,547)          Net loss                            $  (555,541)  $  (143,013)
=========        =========                                               ===========   ===========
$   (0.04)       $   (0.04)          Net loss per share                  $     (0.08)  $     (0.02)
=========        =========                                               ===========   ===========

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(1)Shares offered for the nine months:
September 30, 1996                          20,000 x (93/274)       6,788

(2)Shares offered for the nine months:
September 30, 1997                          80,000 x (181/273)     53,040

(3)Shares offered for the nine months:
September 30, 1997                         176,666 x (252/273)    163,076

Shares offered for the three months:
September 30, 1997                         176,666 x (71/92)      136,340

Above calculated as follows:

Number of shares outstanding multiplied by the reciprocal of the number of days outstanding divided by the number of days in the period.